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                                                                   EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated July 23, 2004 on the statement of financial position of Marshall Field's as of January 31, 2004, and the related results of operations, statement of cash flows and shareholder's investment for the year ended January 31, 2004, included in this Form 8-K.

We also consent to the incorporation by reference of our report included in this Form 8-K into the Registration Statement Nos. 333-59792, 333-76227, 333-00957, 333-103352 and 333-111987 on Form S-8 and Registration Statement Nos. 333-42940 and 333-42940-1 on Form S-3 of The May Department Stores Company and subsidiaries.



/s/ Ernst & Young LLP
Ernst & Young LLP



Minneapolis, Minnesota
September 17, 2004